LIFE PARTNERS REPORTS THIRD QUARTER AND
NINE MONTHS RESULTS

WACO, TX — January 14, 2007 — Life Partners Holdings, Inc. (Nasdaq: LPHI) today announced a 515% increase in net income of $5,215,695 or $0.44 per share for the three months ended November 30, 2007, compared to $847,606 or $0.07 per share reported for the same period last year. Revenues increased by 164% over the same period last year while total business volume, as measured in policy face values transacted, increased by 257% over last year to just over $35 million. For the nine months ended November 30, 2006, the company reported an 826% increase in net income of $14,280,752 or $1.19 per share compared to $1,542,341 or $0.13 per share during the period last year.

Brian Pardo, Chief Executive Officer, said, “This has been our strongest quarter ever and we are very pleased with the continuing and substantial growth in revenues and net income. Because we serve investors in the alternative investment market and our business plan does not rely on debt, we expect Life Partners to remain insulated from the current credit trouble of other financial service companies and we believe that investors will find our company to be one of the few bright spots within the financial sector.”

Life Partners is the world’s the oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called life settlements. Since its incorporation in 1991, Life Partners has completed 50,000 transactions for its worldwide client base of over18,000 high net worth individuals and institutions in connection with the purchase of over 5,800 life settlements.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and projected total business volume, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com

LIFE PARTNERS HOLDINGS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2006 AND 2005
(Unaudited)

	For the Three Months Ended November 30,		For the Nine Months Ended November 30,
	2006	2005	2006	2005
REVENUES	$7,318,909	$6,974,772	$20,072,315	$16,805,455
BROKERAGE FEES	4,174,475	4,544,727	12,422,783	9,566,328
REVENUES, NET OF BROKERAGE FEES	3,144,434	2,430,045	7,649,532	7,239,127
OPERATING AND ADMINISTRATIVE EXPENSES:
General and administrative	1,760,165	1,642,926	4,770,846	4,372,197
Settlement costs	95,931	15,500	273,823	321,808
Depreciation and amortization	59,022	52,863	175,076	157,347
	1,915,118	1,711,289	5,219,745	4,851,352
INCOME FROM OPERATIONS	1,229,316	718,756	2,429,787	2,387,775
OTHER INCOME (EXPENSES):
Interest and other income	208,592	120,562	683,649	468,084
Interest expense	(52,481)	(29,164)	(161,276)	(49,063)
Impairment of partnership	-	-	(663,344)	-
Premium advances, net	(136,056)	(298,171)	(628,780)	(567,971)
Policy acquisition expense	-	(363)	-	(620,387)
Realized (loss) on investments	-	-	-	(67,611)
	20,055	(207,136)	(769,751)	(836,948)
INCOME BEFORE INCOME TAXES	1,249,371	511,620	1,660,036	1,550,827
INCOME TAXES:
Current tax expense	442,182	294,150	764,182	986,731
Deferred tax benefit	(40,417)	(106,000)	(365,417)	(476,000)
	401,765	188,150	398,765	510,731
NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	847,606	323,470	1,261,271	1,040,096
Cumulative effect of accounting change, net of income tax of $176,000	-	-	281,070	-
NET INCOME	$847,606	$323,470	$1,542,341	$1,040,096
EARNINGS:
Per share - Basic and Diluted
Income per share before cumulative effect of accounting change	$0.09	$0.03	$0.13	$0.11
Cumulative effect of accounting change	$-	$-	$0.03	$-
	$0.09	$0.03	$0.16	$0.11
AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
Basic	9,428,153	9,411,414	9,427,818	9,412,017
Diluted	9,454,099	9,411,414	9,427,818	9,412,017
THE COMPONENTS OF COMPREHENSIVE INCOME:
Net income	$847,606	$323,470	$1,542,341	$1,040,096
Unrealized gain (loss) on investment securities net of taxes	101,092	(217,907)	198,033	(246,024)
COMPREHENSIVE INCOME	$948,698	$105,563	$1,740,374	$794,072
BASIC AND DILUTED EARNINGS PER SHARE:
Comprehensive income	$0.10	$0.01	$0.18	$0.08

LIFE PARTNERS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEET
NOVEMBER 30, 2006
(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$1,292,438
Investment in securities	3,960,809
Accounts receivable - trade	3,997,629
Accounts receivable - employees and others	83,117
Prepaid expenses	114,660
Total current assets	9,448,653

PROPERTY AND EQUIPMENT:
Land and building	954,103
Proprietary software	421,187
Furniture, fixtures and equipment	677,680
Transportation equipment	139,500
2,192,470
Accumulated depreciation	(850,733)

1,341,737

OTHER ASSETS:
Premium advances net of reserve for uncollectible of $3,116,283	-
Investments in policies	547,657
Artifacts and other	721,700
Deferred income taxes	1,354,417
2,623,774
Total assets	$13,414,164

LIFE PARTNERS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEET
NOVEMBER 30, 2006
(Unaudited)

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,729,041
Accrued liabilities - contingencies and other	1,005,646
Current portion of long-term debt	453,178
Short term notes payable	1,749,549
Deferred revenue	254,600
Income taxes payable	290,375
Total current liabilities	7,482,389

LONG-TERM DEBT, net of current portion shown above	363,287

SHAREHOLDERS’ EQUITY:
Common stock, $0.01 par value 10,000,000 shares authorized; 9,615,586 shares issued and outstanding	96,156
Additional paid-in capital	10,608,398
Accumulated deficit	(4,822,515)
Accumulated other comprehensive gain	58,590
Less: Notes receivable issued for common stock	(372,141)
Less: Treasury stock - 187,433 shares	-
Total shareholders’ equity	5,568,488

Total liabilities and shareholders’ equity	$13,414,164